Exhibit 6.4

Chicago Hogmollies, Inc. / The Crown League, LLC

COMITMENT FOR FUTURE ADVANCES

This COMITMENT FOR FUTURE ADVANCES (this “Agreement”) is dated as of March ___, 2019, and entered into by and between The Crown League, LLC, a Delaware limited liability company ("Borrower”) and Chicago Hogmollies, Inc., a Delaware Corporation (“Lender”). This Agreement is being entered into simultaneously with a $2,500,000 Share Acquisition Loan agreement, pursuant to which Borrower issued a note to Lender in exchange for Class A Membership Units in Borrower (the “Note”).

Agreement

1.           Advances. Subject to the terms and conditions of this Agreement, Lender shall, on or before December 31, 2020, make one or more advances to Borrower in the aggregate amount of $3,200,000 (each, an “Advance”).

2.           Priority of Payments. To the extent Lender issues securities (including, but not limited to, pursuant to the proposed offering of common stock by Lender pursuant to Regulation A), Lender must use the proceeds from such issuance to make payments on the Note before using them for any other purpose, including but not limited to making Advances under this Agreement. Once the Note is repaid in full, Lender must use any proceeds from the issuance of securities to make Advances.

3.           Interest Rate. Simple interest shall accrue at a per annum rate of 2% on the outstanding principal amount of each Advance, commencing on the date such Advance is received by Borrower. Interest shall continue to accrue on the unpaid principal amount of each Advance until such amount is paid in full.

4.           Maturity Date of Advances. If not sooner paid, the principal amount of each Advance and all unpaid interest that has accrued thereon, shall be due and payable 60 months after the applicable Advance is made. All payments shall be made through, at the discretion of Borrower, (a) Borrower’s provision of services to Lender, at fair market rates, (b) Borrower’s payment of operating expenses on behalf of Lender, or (c) in lawful money of the United States of America and in immediately available funds.

5.           Security Agreement. The obligation of Lender to make the Advances hereunder is secured pursuant to a Security Agreement dated on or about the date hereof, entered into between Borrower and Lender (the “Security Agreement”), pursuant to which Borrower shall, under certain circumstances, obtain a first-in-priority lien on all of Lender’s assets, and the proceeds thereof, including, but not limited to, the Class A Units Lender holds in Borrower.

6.           Default on Advances.

(a)  If a Lender Default (as defined below) occurs, (a) Borrower may exercise any and all rights available under the Security Agreement, and any other rights and remedies available under applicable law, and (b) Lender shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Borrower in collecting or attempting to collect the Advances due under this Agreement. Lender expressly waives notices of default, notices of nonpayment or dishonor, presentment, protest, or other notices or demands of any kind. A “Lender Default” shall be deemed to have occurred if (a) Lender fails to make Advances under this Agreement in the aggregate amount of $3,200,000 on or before December 31, 2020, or (b) Lender defaults on any other provision of this Agreement or the Security Agreement, or (c) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Lender or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Lender or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within 60 days of commencement; or (d) Lender (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its or any of its creditors, (iii) is dissolved or liquidated in full or in part, or (iv) institutes proceedings to be adjudicated a bankrupt or insolvent, or has consented to the institution of bankruptcy or insolvency proceedings against it.

7.          Default on Repayment of Advances. If a Borrower Default (as defined below occurs), (a) Lender may exercise any and all rights available under applicable law, and (b) Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Borrower in collecting or attempting to collect the amounts due under this Agreement. Borrower expressly waives notices of default, notices of nonpayment or dishonor, presentment, protest, or other notices or demands of any kind. A “Borrower Default” shall be deemed to have occurred if: (a) Borrower fails to repay any Advances under this Agreement when due, or (b) proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within 60 days of commencement; or (c) Borrower (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its or any of its creditors, (iii) is dissolved or liquidated in full or in part, or (iv) institutes proceedings to be adjudicated a bankrupt or insolvent, or has consented to the institution of bankruptcy or insolvency proceedings against it.

8.          Waivers. Each party waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Agreement. Either party’s acceptance of partial or delinquent payments or the failure of either party to exercise any rights shall not constitute (a) a waiver of any obligation of the other party’s, or any right of such party, (b) a modification of this Agreement, or (c) a waiver of any other similar default. In addition, Lender waives any rights to setoffs or counterclaims with respect to this Agreement and any amounts due hereunder, which it may have against the Borrower, now or in the future, in connection with the Note, the Security Agreement or otherwise.

9.          Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by commercial overnight courier, or mailed by certified mail, postage prepaid, return receipt requested, or via electronic mail, to the respective addresses of the Borrower and the Lender set forth below:

If to Lender:	Chicago Hogmollies, Inc.

Attn: President

450 Main Street Unit 1715

Park City, UT 84060

Email: ________________

If to Borrower:	The Crown League, LLC

Attn: Manager

450 Main Street Unit 1715

Park City, UT 84060

Email: ________________

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if delivered by electronic mail, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section. Notice of change of address shall be given by written notice in the manner detailed in this section. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

7.        Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby, except for representations, agreements, arrangements and understandings between or among the parties made pursuant to the Secured Note, the Security Agreement and any other agreement entered into in connection therewith and herewith. This Agreement may be modified only by a writing signed by both parties.

8.        Successors & Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns. Lender may not assign this Agreement without the prior written consent of Borrower.

9.        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

10.        Governing Law; Venue; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law; and the courts of Park City, Utah shall have sole and exclusive jurisdiction over any action or proceeding brought under or pursuant to this Agreement. Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, ,plus all other reasonable expenses, incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies under this Note.

11.        Counterparts and Facsimile Signatures. The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be deemed signed by all of the parties. Each counterpart shall be deemed an original instrument as against any party who signed it. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Borrower”	“Lender”

THE CROWN LEAGUE, LLC	CHICAGO HOGMOLLIES, INC.

By:	By:
Dan Nissanoff, CEO of CrownThrown Inc., Managing Member of The Crown League, LLC	Steven Glassman, President

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